Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Directors

Institutional Financial Markets, Inc.

We consent to the use of our report dated August 30, 2010 (except for note 13 as to which the date is September 13, 2010), with respect to the consolidated statements of financial condition of JVB Financial Holdings, LLC and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, which are included in Institutional Financial Markets, Inc.’s Current Report (Form 8-K/A) dated February 3, 2011, filed with the Securities and Exchange Commission.

We hereby consent to the incorporation by reference of said reports in the Registration Statements of Institutional Financial Markets, Inc. (formerly Cohen & Company Inc.) on Form S-3 (File No.333-145417, effective October 2, 2007; and File No. 333-166385, effective May 24, 2010) and on Forms S-8 (File No. 333-140318, effective January 30, 2007; File No.333-143503, effective June 5, 2007; File No. 333-153211, effective August 27, 2008; File No. 333-166387, effective April 29, 2010; and File No. 333-166386, effective on April 29, 2010).

/s/ Sherb & Co., LLP
Boca Raton, Florida
Febraury 3, 2011